                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement (No. 33-60977) on Form S-4 of Peter Kiewit Sons', Inc. and MFS Communications Company, Inc. of our report dated February 19, 1994, relating to the consolidated balance sheets of Centex Telemanagement, Inc. as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993 which report appears in the May 18, 1994 Current Report on Form 8-K of MFS Communications Company, Inc.


                                          KPMG Peat Marwick LLP

San Francisco, California
August 16, 1995